Exhibit 9.1

VOTING TRUST AGREEMENT

THIS AGREEMENT is made this 28th day of February, 2005, by and among SANFORD D. GREENBERG (“Greenberg”), EARNEST MATHIS (as initial voting trustee hereunder and his successors as voting trustee hereunder, collectively referred to as the “Voting Trustee”) and VITACUBE SYSTEMS HOLDINGS, INC., a Nevada corporation (the “Corporation”).  This Agreement will not take effect unless and until the Corporation’s securities are listed for trading on the American Stock Exchange.

BACKGROUND

A.                                   Greenberg is the beneficial owner of the shares of common stock, par value $.001 per share, of the Corporation set forth in Annex 1 (the “Shares”).

B.                                     The Corporation has filed a registration statement on Form SB-2 with the Securities and Exchange Commission on December 7, 2004, covering the public offering of its securities (the “Public Offering”) and has applied to list its securities on the American Stock Exchange.

C.                                     As an inducement to The Shemano Group, Inc, and any other underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, Greenberg is willing to have the Shares voted during the term of the Voting Trust by the Voting Trustee.

NOW, THEREFORE, Greenberg, in order to assure the voting of the Shares by the Voting Trustee does hereby transfer all of the Shares to the Voting Trustee for the purpose of vesting in the Voting Trustee the right to vote thereon and to act in respect thereof, upon the following terms and conditions:

1.                                      Transfer of Shares to Voting Trustee.  Greenberg agrees immediately to assign and transfer to Voting Trustee the Shares for the purpose of vesting in Voting Trustee, as trustee of an active trust, the right to vote thereon and act in respect thereof, for a period commencing on the date of this Agreement and terminating on the fifth-anniversary of the closing date of the Public Offering, subject to earlier termination pursuant to Section 8. Greenberg agrees that all stock of all classes hereafter issued to him by Corporation during the term of this Agreement shall be subject to this Agreement.  All shares of the Corporation so transferred to the Voting Trustee under this Agreement may be registered in the name of the Voting Trustee or in the name of “Voting Trustee of Shares of VitaCube Systems Holdings, Inc. under Voting Trust Agreement dated February 28, 2005.”

2.                                      Voting Trust Certificate.

2.1.                              Upon surrender and cancellation of the stock certificates representing the Shares held by Greenberg, the Voting Trustee shall cause to be issued, in respect of the stock of the Corporation held by Greenberg, pursuant to the terms of this Agreement, a voting trust certificate in substantially the following form:

This Voting Trust Certificate is subject to the terms, restrictions, and conditions of a Voting Trust Agreement on file with VitaCube Systems Holdings, Inc., dated February 28, 2005.  The securities represented by this Voting Trust Certificate have not been registered under the Securities Act of 1933 (the “Act”) or applicable state securities laws (the “State Acts”), and shall not be sold, pledged, hypothecated, donated or otherwise transferred (whether or not for considerations) by the holder except upon the issuance to the Voting Trustee of a favorable opinion of holder’s counsel or submission to the Voting Trustee of such other evidence as may be satisfactory to counsel to the Voting Trustee, to the effect that any such transfer shall not be in violation of the Act and the State Acts.

VITACUBE SYSTEMS HOLDINGS, INC.

COMMON STOCK VOTING TRUST CERTIFICATE

THIS IS TO CERTIFY that on the      day of               , 2010, Sanford D. Greenberg shall be entitled to receive a stock certificate or certificates, expressed to be fully paid and non-assessable, for                   shares of the common stock, of VitaCube Systems Holdings, Inc. (the “Common Stock”), and, in the meantime, to receive payments equal to the amount of dividends or other distributions, if any, collected by the Voting Trustee upon a like number of such shares standing in his name, subject to the terms and conditions of the Voting Trust Agreement dated February 28, 2005 (the “Agreement”). Until the actual transfer of such stock certificate or certificates, the Voting Trustee shall possess and shall be entitled subject to the terms of the Agreement, to exercise the right to vote in respect of any or all of such Common Stock except as in the Agreement expressly limited; it being expressly agreed that no voting right shall pass to others by or under this certificate, or by or under any agreement express or implied. This certificate is issued pursuant to, and the rights of the holder are subject to and limited by, the terms and conditions of the Agreement, which Agreement is on file in the principal office of the Corporation. The holder hereof, his guardians, personal and legal representatives and assigns, by the acceptance hereof, expressly assent to all of the terms and conditions of the Agreement, including the assumption of such obligations and liabilities as are mentioned therein. The shares represented by this Certificate may be transferred as provided in the Agreement by the registered holder hereof in person or by duly authorized attorney, upon surrender of this certificate properly endorsed. Until so transferred, the Voting Trustee may treat the registered holder as owner hereof for all purposes except as otherwise provided in the Agreement. This certificate is not valid unless duly signed by the Voting Trustee as of the date of issuance hereof.

No assignment, transfer, sale or alienation of this certificate or the shares represented hereby shall be valid or effective unless all terms, conditions and provisions hereof and in the Agreement above referred to shall have been fully complied with.

IN WITNESS WHEREOF, the undersigned Voting Trustee has signed this Certificate, this       day of                 , 20  .

Voting Trustee

(Form of Assignment)

FOR VALUE RECEIVED,              hereby sells, assigns, and transfers unto                  whose address is                                                                ,                  shares of the Common Stock of the Corporation represented by this Voting Trust Agreement and hereby directs and instructs the Voting Trustee to transfer the shares on the books of the Corporation.

DATED , 20

[Signature]

2.2.                              The holder of any voting trust certificate shall immediately notify the Voting Trustee of any mutilation, loss or destruction thereof, and Voting Trustee may, in his discretion, cause one or more new certificates representing the same number of shares in the aggregate, to be issued to such holder upon the surrender of the mutilated certificate, or in case of loss or destruction, upon satisfactory proof of such loss or destruction, and the deposit of indemnity by way of bond or otherwise, in such form and amount and with such surety or sureties as Voting Trustee may require to indemnity him against loss or liability by reason of the issuance of such new certificate.

3.                                      Stock Dividends. In the event that the Voting Trustee shall receive any additional stock certificates of the Corporation by way of dividend upon stock held by him under this Agreement, the Voting Trustee shall hold such stock certificates likewise subject to the terms of this Agreement, and shall issue voting trust certificates representing such stock certificates to Greenberg.

4.                                      Distributions and Other Payments.  Until the termination of this Agreement Greenberg shall be entitled to receive promptly from the Voting Trustee payments equal to the amount of dividends (other than dividends represented by capital stock of the Corporation) or other distributions, if any, collected by the Voting Trustee upon the Shares, and any payment representing the amount received upon redemption or sale of any common stock represented by the voting trust certificate or certificates held by Greenberg, subject, however, to the terms and conditions of this Agreement.

5.                                      Recapitalization; Merger; Dissolution.  In case any recapitalization of the stock of Corporation shall have been duly authorized, Voting Trustee is hereby authorized to surrender the Shares, as may be required under the terms pursuant to which such recapitalization is to be effected, and to receive and hold any and all stock of Corporation issued in exchange for such surrendered stock. Following any such action, the voting trust certificates issued and outstanding pursuant hereto shall be deemed to represent a proportionately reduced number of shares. Upon any duly authorized agreement of merger or share exchange becoming effective, the Voting Trustee is authorized to surrender the Shares as may be required thereby, and to receive and hold hereunder any and all stock or securities issued to him in exchange for such surrendered stock or otherwise. The voting trust certificates shall thereupon be deemed to represent the securities then received in exchange by the Voting Trustee. In the event of the distribution of the assets of the Corporation upon the dissolution thereof, Voting Trustee shall promptly distribute the amount thereof received by him to Greenberg, upon the surrender of the voting trust certificates held by him. Upon the distribution of such assets by Voting Trustee, as aforesaid, this Agreement shall terminate and all liability of the Voting Trustee for the delivery of stock certificates hereunder shall cease and terminate.

6.                                      Subscription Rights.  If any stock or other securities of the Corporation are offered for subscription to the holders of the Corporation’s common stock, the Voting Trustee, promptly upon receipt of notice of such offer, shall mail a copy to Greenberg.  Upon receipt by the Voting Trustee of a request by Greenberg to subscribe on his behalf to the securities so offered accompanied by the sum of money required to pay for the securities subject to the subscription, the Voting Trustee shall make such subscription and payment.  Upon receiving from the Corporation the certificates for the securities so subscribed for, the Voting Trustee shall issue to Greenberg a voting trust certificate with respect to the securities if the securities received have general voting powers.  If the securities received do not have general voting powers, the Voting Trustee shall mail or deliver the securities to Greenberg, or may instruct the Corporation to make delivery directly to Greenberg.

7.                                      Acquisition of Additional Shares.  Greenberg will not, without the prior approval of the board of directors, acquire any additional shares of common stock of the Corporation including any shares under Section 6, except for shares of common stock acquired upon the exercise of existing stock options held by Greenberg or stock options hereafter granted to Greenberg provided that such options were approved by the Corporation’s compensation committee or board of directors.

8.                                      Transfer of Voting Trust Certificates and Underlying Shares.

8.1.                              Subject to the limitations set forth below and in compliance with federal and state securities law, Greenberg may sell, gift, donate, hypothecate, assign, or otherwise transfer the shares of the Corporation represented by the voting trust certificate or certificates.  As a condition of transfer, the Corporation may require a favorable opinion of holder’s counsel or submission to the Corporation of such other evidence as may be satisfactory to counsel to the Corporation, to the effect that any such transfer shall not be in violation of the securities laws.  The Voting Trustee may rely on the determinations of the Corporation in this regard. The number of Shares that may be sold or otherwise transferred under this provision is limited to the number of shares that may be sold under Rule 144(e)(1) of the Act.  This limitation shall not apply to any transfer in connection with any bridge financing in connection with the Public Offering.  The transfer of the Shares shall be restricted as provided in the lock-up agreement with The Shemano Group, Inc., as amended by the lock-up extension agreement, copies of which are attached as Annex 2.  Promptly upon receipt of a request to transfer the shares of the Corporation represented by the voting trust certificate and upon surrender of the certificate properly endorsed, the Voting Trustee will submit a transfer request to the Corporation’s transfer agent to so transfer the shares held by the Voting Trustee.

8.2.                              The voting trust certificates may be transferred to any trust, limited liability company, or other person or entity controlled by Greenberg, where Greenberg remains the beneficial owner of the Shares under the Act.  Upon surrender of the voting trust certificate duly endorsed by Greenberg, the Voting Trustee shall issue a voting trust certificate to the transferee.  Every transferee of any voting trust certificate shall by acceptance of such trust certificate or certificates become a party to this Agreement with like effect as though an original party.  Such transferees shall be included within the term “Greenberg.”

9.                                      Termination.  This Agreement shall terminate, in any event, on the fifth-anniversary of the closing date of the Public Offering.  This Agreement will terminate earlier on the happening of any of the following events (1) the Corporation withdraws the Registration Statement covering the Public Offering prior to it becoming effective; (2) the number of shares of common stock of the Corporation beneficially owned by Greenberg is less than 5% of the outstanding shares of common stock of the Corporation; (3) the death of Greenberg; or (4) if after the closing of the Public Offering the Corporation’s securities are no longer listed on the American Stock Exchange. Upon termination of this Agreement, the Voting Trustee, in exchange for, or upon surrender of, any voting trust certificate then outstanding, shall, in accordance with the terms hereof, and out of the stock held by him hereunder, deliver proper certificates of stock of the Corporation to Greenberg and thereupon all liability of Voting Trustee, for the delivery of said stock certificates shall cease and terminate.

10.                               Powers of Voting Trustee.

10.1.                        Until the actual transfer of stock certificates to Greenberg hereunder the Voting Trustee shall have the right, subject to the provisions of Section 9.2, to exercise, in person or by his nominees or proxies, all stockholders’ voting rights and powers in respect of the Shares, and to take part in or consent to any corporate or stockholders’ action of any kind whatsoever.  The right to vote shall include the right to vote for the election of directors, and in favor of or against any resolution or proposed action of any character whatsoever, which may be presented at any meeting or require the consent of the Corporation’s stockholders. The Voting Trustee is specifically authorized by way of example, without limiting his rights hereunder, to vote the Shares for, or to consent in respect thereof to, any increase or reduction of the stock of the Corporation, any agreement of merger, share exchange or the sale or other disposition of all, substantially all, or any part of the property, assets and franchises of Corporation, or the dissolution of Corporation.  The Voting Trustee shall have no right to sell or hypothecate the Shares.

10.2.                        In voting the Shares, the Voting Trustee shall vote the stock as directed in writing by the Voting Trust Committee.  The Voting Trust Committee shall consist of all of the Corporation’s independent directors.  Directors of the Corporation will be deemed to be independent if (a) they meet the definition of independent director for purposes of serving on the audit committee under the rules established by the American Stock Exchange, (b) they have no family relationship with Greenberg, and (c) they have no business relationship with Greenberg other than in connection with the Corporation.   The action of a majority of the independent directors, acting at a meeting, or by a writing, without a meeting, shall constitute the action of the Voting Trust Committee.  At any meeting of the Voting Trust Committee any member may vote in person or by proxy given to any other member; and any member may give a power of attorney to any other member to sign for him in case of action of the Voting Trust Committee taken in writing without a meeting. If the Voting Trust Committee is deadlocked or fails to direct the Voting Trustee with respect to any action to be taken, the Voting Trustee shall vote the Shares in the same manner as the majority of votes received by the Corporation with respect to the matter.

11.                               Qualifications: Successor Voting Trustee.   If a Voting Trustee shall cease to qualify as the Voting Trustee, the Voting Trust Committee will appoint a successor Voting Trustee. The successor Voting Trustee may be the Chief Executive Officer, the President, the Chief Financial Officer, or one of the Corporation’s independent directors.  An officer of the Corporation will qualify to serve as Voting Trustee so long as such person continues to serve as an officer of the Corporation and provided that such person is not a family member of Greenberg and does not have a business relationship with Greenberg outside the Corporation.  An independent director of the Corporation will qualify to serve as Voting Trustee so long as such person continues to be an independent director of the Corporation.  The right, powers, and obligations of the Voting Trustee shall be possessed by any successor Voting Trustee as though such successor had originally been a party to this Agreement.

12.                               Liability of Voting Trustee/Voting Trust Committee. In directing the voting of the Shares, the members of the Voting Trust Committee shall exercise their best judgment to the end that the business and affairs of the Corporation shall be properly managed; but they assume no responsibility in respect of any action taken by them or the Voting Trustee under their direction.  Neither the Voting Trustee nor any member of the Voting Trust Committee shall incur any responsibility by reason of any error of law, or of any matter or thing done or suffered or omitted, except for his own individual willful misconduct.  Neither the Voting Trustee nor any member of the Voting Trust Committee shall be required to give any bond or other security for the discharge of his duties under this Agreement.

13.                               Compensation; Indemnification. The person acting as Voting Trustee shall not be entitled to any compensation for his services as such.  The person acting as Voting Trustee shall be reimbursed for, and indemnified against and saved harmless from, any and all liabilities, costs, damages and expenses including attorneys’ fees arising out of his ownership in trust of the Shares; and the Voting Trustee shall be entitled from time to time to be reimbursed by the Corporation for any such liabilities, costs, damages and expenses.  The members of the Voting Trustee Committee shall be reimbursed for, and indemnified against and saved harmless by the Corporation from, any and all liabilities, costs, damages and expenses including attorneys’ fees arising out of their direction of the voting of the Shares under this Agreement.

14.                               Notices. All notices to be given to the holders of voting trust certificates may be given by mailing the same to the registered holders thereof at the addresses furnished by them to the Voting Trustee.  Any notice when mailed as herein provided shall be taken as though personally served on all the holders of voting trust certificates, and such mailing shall be the only notice required to be given under any provisions of this Agreement.

15.                               Governing Law.   This Agreement shall be governed by and construed under the laws of the state of Colorado.

16.                               Succession.   This Agreement shall be binding upon and shall inure to the benefit of the parties, their heirs, successors, assigns and legal representatives.

17.                               Entireties.   This Agreement constitutes the entire agreement between the parties relating to its subject matter. No modification shall be binding upon the parties unless in writing and approved by all parties and consented to by all of the then members of the Voting Trust Committee.

18.                               Access to Trust Records.  At any reasonable time, the American Stock Exchange (or its legal representative) shall have the right to demand a copy of the Voting Trustee’s accounts. The Corporation shall comply with all reasonable requests from the American Stock Exchange for documentation concerning actions taken by the Voting Trustee or any decisions made by the Voting Trustee Committee affecting the common stock of the Corporation, or its successors or assigns, subject to this Agreement.

19.                               Severability.   If any provision of this Agreement is found to be illegal or unenforceable for any reason whatsoever, this Agreement shall be interpreted and construed without reference to such provision, and the balance of this Agreement shall remain in full force and effect.

20.                               Paragraph Headings.  The paragraph headings are inserted in this Agreement for convenience only and are not intended to affect the terms of this Agreement.

21.                               Survival.  The respective agreements, covenants, representations, warranties, and other statements made by the parties to this Agreement, and their respective obligations to be performed under this Agreement, shall survive and remain in full force and effect following the execution and closing of this Agreement.

22.                               Counterparts; Facsimiles.   This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute a single instrument.  This Agreement may be executed and delivered by facsimile transmission, all with the same force and effect as if the same was a fully executed and delivered original manual counterpart.

DATED as of the day and year first above mentioned.

/s/ Sanford D. Greenberg
Sanford D. Greenberg

/s/ Earnest Mathis
Earnest Mathis, as Voting Trustee

VITACUBE SYSTEMS HOLDINGS, INC.

By:	/s/ Mary Pat O’Halloran
Mary Pat O’Halloran, Chief Financial Officer